EV MARATHON GOLD AND NATURAL RESOURCES FUND
INVESTMENT PERFORMANCE

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the life of the Fund ending September 30, 1994.  Past performance is not indicative of future results.
Investment return and principal value will fluctuate and shares, when redeemed, may be worth more or less than their original cost.

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                                                                                                    TOTAL           TOTAL
                                                                                                    RETURN          RETURN
                                              NO. OF SHARES                     09/30/94  09/30/94  THROUGH         THOUGH
                                              GAINED THROUGH                    VALUE OF  VALUE OF  09/30/94        09/30/94
                                              REINVESTMENT    TOTAL             INVEST-   INVEST-   BEFORE          AFTER
                            NO. OF   NAV ON   OF ALL          NO. OF            MENT      MENT      DEDUCTING       DEDUCTING
INVEST-   INVEST-  AMT OF   SHARES   DATE OF  DISTRIBUTIONS   SHARES            BEFORE    AFTER     THE CDSC        THE CDSC*
MENT      MENT     INVEST-  PUR-     INVEST-  THROUGH         AS OF    09/30/94 DEDUCTING DEDUCTING
PERIOD    DATE     MENT     CHASED   MENT     09/30/94        09/30/94 NAV      THE CDSC  THE CDSC* CUMUL^  ANN++   CUMUL^^ ANN++

LIFE OF   10/21/87 $1,000   100.000  $10.00      34.268       134.268  $14.89   $1,999.25 $1,999.25 99.93%  10.48%  99.93%  10.48%
THE FUND
(6.95 YRS)

5 YEARS
ENDING    09/30/89 $1,000    74.294  $13.46      20.341        94.635  $14.89   $1,409.12 $1,389.12 40.91%   7.10%  38.91%   6.79%
09/30/94

1 YEAR
ENDING    09/30/93 $1,000    75.529  $13.24       5.379        80.908  $14.89   $1,204.72 $1,154.72 20.47%  20.47%  15.47%  15.47%
09/30/94

     *  No contingent deferred sales charge (CDSC) is imposed on shares purchased more than six years prior to the redemption, shares acquired through the reinvestment of dividends and distributions and any appreciation in value of other shares in the account, and no such charge is imposed on exchanges of fund shares for shares of one or more other funds in the Eaton
        Vance Marathon Group of Funds.

     ^  Cumulative total return (net asset value to net asset value) is calculated by dividing the cumulative net asset value on
        09/30/94 by the initial net asset value.

    ^^  Cumulative total return (net asset value to net asset value) is calculated by dividing the cumulative net asset value on
        09/30/94 by the initial net asset value and subtracting the CDSC.



    ++  Average annual total return is the average annual compounded rate of return based on the cumulative value for each period.
        It is calculated by taking the nth root of 1 + the cumulative total return, where n = the number of years invested.
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